EXHIBIT 99.2




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8229 Boone Boulevard, Suite 802                             COMPANY CONTACT:
Vienna, VA  22182.  USA                                     Gavin de Windt
Telephone (703) 506-9460                                    CEL-SCI Corporation
www.cel-sci.com                                             (703) 506-9460


                CEL-SCI PRICES UP TO $16 MILLION PUBLIC OFFERING
                          OF COMMON STOCK AND WARRANTS


Vienna, VA, May 22, 2015 - CEL-SCI Corporation (NYSE MKT: CVM) ("CEL SCI" or the "Company") today announced that it has priced a best efforts offering of common stock and warrants at a combined price of $0.79 per unit of securities for aggregate gross proceeds of up to $16 million, prior to deducting placement agent commissions and offering expenses. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The common stock and warrants will separate immediately. The warrants are immediately exercisable, expire in five-years and have an exercise price of $0.79 per share. This offering is expected to close on or about May 28, 2015, subject to the satisfaction of customary closing conditions.

CEL-SCI intends to use the net proceeds of the offering for its Phase III clinical trial, an ongoing Phase I study in HIV/HPV co-infected patients other research and development, repayment of a $1.1 million note, held in a trust of which the Company's chief executive officer is the trustee and a beneficiary, due in July 2015 and general and administrative expenses. Dawson James Securities, Inc. is acting as the sole placement agent for the proposed offering on a best efforts basis.

A shelf registration statement on Form S-3 declared effective by the Securities and Exchange Commission ("SEC") on July 8, 2014, a preliminary prospectus supplement and accompanying prospectus related to the offering have been filed with the SEC and are available on the SEC's website located at http://www.sec.gov. The offering may be made only by means of the prospectus supplement and accompanying prospectus, copies of which may be obtained from Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, mmaclaren@dawsonjames.com or toll free at 866.928.0928.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

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Forward-Looking Statement

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, the Company's ability to complete the proposed offering. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. CEL-SCI undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.